As filed with the Securities and Exchange Commission on August 22, 2001

                                                 Registration No. 333- _________

                       SECURITIES AND EXCHANGE COMMISSION

                                    Form S-8
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                          IMPAC MORTGAGE HOLDINGS, INC.
             (Exact Name of Registrant as Specified in Its Charter)

          Maryland                      6798                     33-0675505
(State or Other Jurisdiction      (Primary Standard           (I.R.S. Employer
      of Incorporation        Industrial Classification      Identification No.)
      or Organization)              Code Number)

                                1401 Dove Street
                         Newport Beach, California 92660
                                 (949) 475-3600
                    (Address of Principal Executive Offices)

      Impac Mortgage Holdings, Inc., 2001 Stock Option, Deferred Stock, and
                             Restricted Stock Plan
                            (Full Title of the Plan)

                               Joseph R. Tomkinson
                             Chief Executive Officer
                                1401 Dove Street
                         Newport Beach, California 92660
                                 (949) 475-3600
(Name, Address, and Telephone Number, Including Area Code, of Agent for Service)

                                   Copies to:
                            Thomas J. Poletti, Esq.
                            Katherine J. Blair, Esq.
                            David R. Schwartz, Esq.
                            Kirkpatrick & Lockhart LLP
                            10100 Santa Monica Boulevard
                            Seventh Floor
                            Los Angeles, CA 90067
                            Telephone: (310) 552-5000
                            Facsimile: (310) 552-5001

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [x]

                                   CALCULATION OF REGISTRATION FEE
------------------------------------------------------------------------------------------------------------
                                                               Proposed        Proposed
                                                                Maximum        Maximum
                                                               Offering        Aggregate     Amount of
Title of Securities to be Registered        Amount to be       Price per       Offering    Registration
                                             Registered          Share          Price          Fee
------------------------------------------------------------------------------------------------------------
Common Stock, $.001 par value, Issuable    780,000 shares(1)    $7.68(3)    $5,990,400.00   $1,497.60
under 2001 Stock Option, Deferred Stock,
and Restricted Stock Plan
------------------------------------------------------------------------------------------------------------
Common Stock, $.001 par value, Issuable    220,000 shares(2)    $7.58(4)    $1,667,600.00     $416.90
under 2001 Stock Option, Deferred Stock,
and Restricted Stock Plan
------------------------------------------------------------------------------------------------------------
TOTAL                                                                       $7,658,000.00   $1,914.50
------------------------------------------------------------------------------------------------------------

(1) This total represents the number of shares subject to grants of options issued to employees and directors on July 24, 2001 under the 2001 Stock Option, Deferred Stock, and Restricted Stock Plan.

(2) This total represents the number of shares authorized but unissued under the 2001 Stock Option, Deferred Stock, and Restricted Stock Plan.

(3) Price at which the options may be exercised, based upon the closing price of the Common Stock as reported at the close of the American Stock Exchange on July 24, 2001.

(4) Estimated in accordance with Rule 547(c) and (h) under the Securities Act of 1933, as amended, solely for the purpose of calculating the total registration fee. Computation based upon the average of the high and low prices of the Common Stock as reported on the American Stock Exchange on August 20, 2001.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     The documents containing information specified in this Part I are being separately provided to the Registrant's employees, officers, directors and consultants as specified by Rule 428(b)(1).

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     The documents listed in paragraphs (a) through (d) below are hereby incorporated by reference in this Registration Statement. All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"), prior to the filing of a post-effective amendment which indicates that all securities offered herein have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereto from the date of filing of such documents.

     (a) The Registrant's Annual Report on Form 10-K for the year ended December 31, 2000 filed with the SEC on March 30, 2001.

     (b) The Registrant's Quarterly Reports on Form 10-Q for the Quarters ended June 30, 2001 and March 31, 2001.

     (c) The Registrant's Current Reports on Form 8-K filed with the SEC on July 31, 2001, June 27, 2001, June 1, 2001, March 30, 2001, March 5,
          2001 and January 19, 2001.

     (d)  The   description  of  the  Common  Stock  contained  in  Registrant's
          Registration Statement on Form S-3, filed with the Commission on June 20, 2001, entitled "Description of Capital Stock".

Item 4. Description of Securities.

     Not applicable.

Item 5. Interests of Named Experts and Counsel.

     Not applicable.

Item 6. Indemnification of Directors and Officers.

     The Maryland General Corporation Law, as amended from time to time, permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. The Registrant's charter contains such a provision which eliminates such liability to the maximum extent permitted by Maryland law.

     The Registrant's charter authorizes it, to the maximum extent permitted by Maryland law, to obligate itself to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (1) any present or former director or officer or (2) any individual who, while a director of Registrant and at our request, serves or has served another corporation, real estate investment trust partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, real estate investment trust partnership, joint venture, trust, employee benefit plan or other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his status as a present or former director or officer of Registrant. The Registrant's bylaws obligate it, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (1) any present or former director or officer who is made a party to the proceeding by reason of his service in that capacity or (2) any individual who, while a director of Registrant and at our request, serves or has served another corporation, real estate investment trust partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, real estate investment trust partnership, joint venture, trust, employee benefit plan or other enterprise and who is made a party to the proceeding by reason of his service in that capacity. The charter and bylaws of the Registrant also permit it to indemnify and advance expenses to any person who served a predecessor of Registrant in any of the capacities described above and to any of our employees or agents or a predecessor of Registrant.

     The Maryland General Corporation Law requires a corporation (unless its charter provides otherwise, which the Registrant's charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (1) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (2) the director or officer actually received an improper personal benefit in money, property or services or (3) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under Maryland law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, the Maryland law permits a corporation to advance reasonable expenses to a director or officer upon the corporation's receipt of (1) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation and (2) a written undertaking by him or on his behalf to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met.

     In addition, the Registrant has entered into an Indemnity Agreement (Exhibit 10.4 of its Registration Statement on Form S-11 (File No. 33-96670) and Amendments No. 1, 2 and 3 filed with the Securities and Exchange Commission on September 7, 1995, October 23, 1995, October 30, 1995 and November 8, 1995, respectively) with its officers and directors.

Item 7. Exemption From Registration Claimed.

     Not applicable.

Item 8. Exhibits.

Exhibit
Numbers

4.1* Impac Mortgage Holdings, Inc. 2001 Stock Option, Deferred Stock, and
     Restricted Stock Plan.

4.2 Form of Stock Option Agreement for the Impac Mortgage Holdings, Inc. 2001 Stock Option, Deferred Stock, and Restricted Stock Plan.

5    Opinion of McKee Nelson LLP.

23.1 Consent of KPMG Certified Public Accountants.

23.2 Consent of McKee Nelson LLP (contained in Exhibit 5).

24 The Power of Attorney is contained in this registration statement on the final page.

----------------------
* Previously filed with the Commission as Appendix A to the Registrant's Definitive Proxy Statement on Schedule 14A filed with the Commission on April 30, 2001 and incorporated herein by reference.

Item 9. Undertakings.

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newport Beach, State of California, on this 22nd day of August, 2001.


                                              IMPAC MORTGAGE HOLDINGS, INC.

                                              By: /s/ Richard J. Johnson
                                                  ------------------------------
                                              Richard J. Johnson, Executive Vice
                                              President and Chief Financial
                                              Officer

                                POWER OF ATTORNEY

     We, the undersigned officers and directors of Impac Mortgage Holdings, Inc., do hereby constitute and appoint Joseph R. Tomkinson or Richard J. Johnson, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution for him in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Names                                     Title                       Date

/s/ Joseph R. Tomkinson            Chairman of the Board         August 22, 2001
--------------------------         and Chief Executive
Joseph R. Tomkinson                Officer (Principal
                                   Executive Officer)

/s/ William S. Ashmore             President and Director        August 7, 2001
--------------------------
William S. Ashmore

                                   Executive Vice President      August 22, 2001
/s/ Richard J. Johnson             and Chief Financial Officer
--------------------------         (Principal Financial and
Richard J. Johnson                 Accounting Officer)


/s/ James Walsh                    Director                      August 22, 2001
--------------------------
James Walsh

/s/ Frank P. Filipps               Director                      August 22, 2001
--------------------------
Frank P. Filipps

/s/ Stephan R. Peers               Director                      August 22, 2001
--------------------------
Stephan R. Peers

/s/ William E. Rose                Director                      August 22, 2001
--------------------------
William E. Rose

/s/ Leigh J. Abrams                Director                      August 7, 2001
--------------------------
Leigh J. Abrams